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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*

                             Trimark Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   89621J100
                            --------------------------
                                 (CUSIP Number)


                                 March 29, 1999
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ] Rule 13d-1(b)

             [X] Rule-13d-1(c)

             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages
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
CUSIP No. 89621J100                    13G                     Page 2 of 4 pages


         1.   Name Of Reporting Persons
              I.R.S. Identification No. of above persons (entities only).

                  broadcast.com inc.
                  752600532
-------------------------------------------------------------------------------

         2. Check the Appropriate Box if a Member of a group

                  (a)

                  (b)
-------------------------------------------------------------------------------

         3.   SEC Use Only

-------------------------------------------------------------------------------

         4. Citizenship or Place of Organization:

                  Delaware
-------------------------------------------------------------------------------

                             5.   Sole Voting Power

         Number of                    412,363
                             --------------------------------------------------
           Share
                             6.   Shared Voting Power
       Beneficially
                                      None
         Owned by            --------------------------------------------------

           Each              7.   Sole Dispositive Power

         Reporting                    412,363
                             --------------------------------------------------
        Person With
                             8.   Shared Dispositive Power

                                      None
-------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                  412,363
-------------------------------------------------------------------------------

         10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


-------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row  (9)

                  9.0%
-------------------------------------------------------------------------------

         12.  Type of Reporting Person

                  CO

CUSIP No. 89621J100                    13G                     Page 3 of 4 pages

         Item 1(a)    Name of Issuer

                      Trimark Holdings, Inc.
-------------------------------------------------------------------------------

         Item 1(b)    Address of Issuer's Principal Executive Offices:

                      2644 30th Street, Santa Monica, California 90405
-------------------------------------------------------------------------------

         Item 2(a)    Name of Person Filing:

                      broadcast.com inc.
-------------------------------------------------------------------------------

         Item 2(b)    Address of Principal Business Office or, if None,
                      Residence:

                      2914 Taylor Street, Dallas, Texas 75226
-------------------------------------------------------------------------------

         Item 2(c)    Citizenship:

                      Delaware Corporation
-------------------------------------------------------------------------------

         Item 2(d)    Title and Class of Securities

                      Common Stock, Par Value $0.001
-------------------------------------------------------------------------------

         Item 2(e)    CUSIP Number:

                      89621J100
-------------------------------------------------------------------------------

         Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check status of person filing.

                      Inapplicable
-------------------------------------------------------------------------------

         Item 4       Ownership.

                      (a) Amount beneficially owned:  412,363 shares

                      (b) Percent of class:  9.0%

                      (c) Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 412,363

                          (ii) Shared power to vote or direct the vote: None

                          (iii) Sole power to dispose or to direct the
                                disposition of: 412,363

                          (iv) Shared power to dispose or to direct the
                               disposition of: None

CUSIP No. 89621J100                    13G                     Page 4 of 4 pages
         Item 5       Ownership of Five Percent or Less of a Class.

                      Inapplicable
-------------------------------------------------------------------------------

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person.

                      Inapplicable
-------------------------------------------------------------------------------

         Item 7       Identification and Classification of the Subsidiary Which
                      Acquired the Security Being Reported on by the Parent
                      Holding Company.

                      Inapplicable
-------------------------------------------------------------------------------

         Item 8       Identification and Classification of Members of the Group.

                      Inapplicable
-------------------------------------------------------------------------------

         Item 9       Notice of Dissolution of Group.

                      Inapplicable
-------------------------------------------------------------------------------

         Item 10      Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
-------------------------------------------------------------------------------

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       April 8, 1999
                                       ----------------------------
                                       (Date)

                                       /s/  Todd R. Wagner
                                       ----------------------------
                                       (Signature)

                                       Todd R. Wagner, CEO
                                       ----------------------------
                                       (Name and Title)